Exhibit 99.1

Texas Signs New Long-Term Contract with NIC to Manage its Official State Portal

OLATHE, Kan.--(BUSINESS WIRE)--August 3, 2009--The state of Texas has signed a new seven-year contract with Austin-based Texas NICUSA, LLC, part of the NIC (NASDAQ: EGOV) family of companies, to manage TexasOnline 2.0 (www.texasonline.com), the official government portal for the state of Texas. The state of Texas issued a Request for Offers for its official state portal and awarded the contract to Texas NICUSA following a nine-month competitive procurement. The new contract was awarded on July 31, 2009. NIC will begin earning revenues under the contract in January 2010.

TexasOnline currently offers more than 850 services to 2.4 million visitors every month and has processed $12 billion in transactions since inception in 2000. The new contract calls for maintaining these services and enhancing TexasOnline with new services and “next-generation” Web design and Web 2.0 tools to give citizens easier access to government services.

“We are pleased that Texas NICUSA will enhance the public-private partnership that is already providing a robust group of services to Texans,” said Brian Rawson, executive director of DIR and the State’s Chief Technology Officer. “The exceptional track record of success, proven leadership and the legacy of innovation NIC brings to the project will strengthen the state’s ability to serve citizens, and set TexasOnline apart as the most successful state Web portal in the nation.”

“We are honored that the state of Texas has selected NIC to manage and dramatically build out TexasOnline with the goal of ensuring there are even more services accessible to all Texans,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “As with every opportunity, we bid aggressively and pulled out all of the stops. We are very pleased to have won this long-term contract to serve the state of Texas.”

About NIC

NIC is the nation’s leading provider of official government portals, online services, and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 97 million people in the United States. Additional information is available at http://www.nicusa.com.

CONTACT:
NIC
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com